Exhibit 99.1

PRESS RELEASE

DATE:	October 30, 2008

CONTACT:	Kevin W. Laudenslager
Treasurer and Chief Financial Officer
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133, ext. 107

MID PENN BANCORP, INC. PRESIDENT AND CEO RESIGNS

(Millersburg, PA) – Mid Penn Bancorp, Inc. (NASDAQ: MPB) announced today the resignation of Alan W. Dakey, President and Chief Executive Officer. Mr. Dakey also resigned as a member of the Board of the Company and as Chairman, President and CEO of Mid Penn Bank, the Company’s wholly owned banking subsidiary. Mr. Dakey resigned to pursue other interests.

Edwin D. Schlegel, the current Chairman of the Board of the Company, has been appointed as interim President and CEO of the Company and as Chairman, President and CEO of Mid Penn Bank. Mr. Schlegel has been a director of the Company since 1991 and served as Lead Director from 2006 until his appointment as Board Chairman in April 2008. Mr. Schlegel is retired and previously served as Superintendent of the Millersburg Area School District.

The Executive Committee of the Board will act as a search committee to seek a permanent replacement for Mr. Dakey. The Committee will consider both internal and external candidates.

Mr. Dakey joined the Company and Mid Penn Bank in 1994 and has been President and CEO of the Company since 2000. On behalf of the Board of Directors, Mr. Schlegel stated, “During his tenure, Mr. Dakey has been instrumental in overseeing the Bank’s expansion into new markets and in positioning the Company to remain competitive in the ever changing financial services industry. We wish him well in his future endeavors.”

Mid Penn Bancorp, Inc., through its subsidiary, Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn’s website at www.midpennbank.com and view the Investor Relations page where comprehensive investor information is available concerning Mid Penn Bancorp, Inc.